Exhibit 99.1

Designated Filer:	Warburg Pincus & Co.
Issuer & Ticker Symbol:	Bill Barrett Corporation (BBG)

Date of Event Requiring Statement:  2/25/10

Explanation of Responses:

(1)  This Form 4 is filed on behalf of Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”), and an affiliated fund (collectively, “WP X”), Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), Warburg Pincus X, LLC, a Delaware limited liability company (“WP X LLC”), Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (“WP VIII” and, together with WP X, the “Funds”), Warburg Pincus Partners, LLC, a New York limited liability company (“WPP LLC”), Warburg Pincus & Co., a New York general partnership (“WP”), and Warburg Pincus LLC, a New York limited liability company (“WP LLC” and, together with the Funds, WP X LP, WP X LLC, WPP LLC, and WP, the “Reporting Persons”).  The sole general partner of WP X is WP X LP.  WP X LLC is the sole general partner of WP X LP.  WPP LLC is the sole member of WP X LLC and the general partner of WP VIII.  WP LLC manages each of the Funds.  WP is the managing member of WPP LLC.  Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC.

On February 25, 2010, WP VIII distributed an aggregate of 2,509,779 shares of the common stock, $0.001 par value per share (the “Common Stock”), of Bill Barrett Corporation, a Delaware corporation (the “Company”), to its limited partners on a pro rata basis (the “WP VIII Distribution”).  In addition, on February 25, 2010, WP X distributed an aggregate of 543,795 shares of Common Stock to its limited partners on a pro rata basis (the “WP X Distribution” and, together with the WP VIII Distribution, the “Distributions”).  No consideration was received by WP VIII or WP X, as applicable, in connection with the Distributions.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), WP X LP, WP X LLC, WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of the shares of Common Stock that may be deemed to be beneficially owned by the Funds, and each of the Funds may be deemed to beneficially own the shares of Common Stock that may be deemed to be beneficially owned by each other. Each of WP X LP, WP X LLC, WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of all shares of Common Stock that may be deemed to be beneficially owned by the Funds, except to the extent of any indirect pecuniary interest therein, and each of the Funds disclaims beneficial ownership of all shares of Common Stock that may be deemed to be beneficially owned by the other Funds. This Form 4 shall not be deemed an admission that any Reporting Person or any other person referred to herein is a beneficial owner of any shares of Common Stock for purposes of Section 16 of the Exchange Act or for any other purpose or that any Reporting Person or other person has an obligation to file this Form 4.